Exhibit 99.1

FOR IMMEDIATE RELEASE

VAALCO BOARD OF DIRECTORS APPOINTS STEVEN P. GUIDRY AS CHAIRMAN OF THE BOARD

Recognizes Robert L. Gerry III for his 17 Years of Distinguished Service to the Company

HOUSTON, TEXAS – June 6, 2014 – VAALCO Energy, Inc. (NYSE: EGY) today announced that the Board of Directors has appointed Steven P. Guidry, VAALCO’s Chief Executive Officer, to the additional role of Chairman of the Board. VAALCO also announced that the Board has determined that James B. Jennings will continue in his current role as Lead Director.

In addition, the Board and management team of VAALCO today recognized Robert L. Gerry III, for his 17 years of distinguished service to the Company. Mr. Gerry served as Chairman of the Board of Directors and Chief Executive Officer for VAALCO Energy, Inc. from August 1997 through October 20, 2013, a total of 16 years. As of October 21, 2013 Mr. Gerry has served as Executive Chairman. Beginning June 5, 2014, Mr. Gerry will provide consulting services to the Company through the end of 2015.

“On behalf of the Board and management team, and everyone at VAALCO, I would like to extend a heartfelt thank you to Bobby for his tremendous contributions to our company,” said Steve Guidry, VAALCO’s Chairman and Chief Executive Officer. “Bobby has been instrumental in leading VAALCO’s growth and development and he will truly be missed. All of us at VAALCO wish him all the best in his future endeavors. I am proud to take on the role of Chairman and I am excited about VAALCO’s many opportunities to continue to create shareholder value.”

Robert Gerry stated that, “Today VAALCO is poised to enter into a new growth phase under the leadership of Steve Guidry. I believe the last few years have merely set the stage for Steve to bring his many talents to bear to realize the full potential of VAALCO. I have thoroughly enjoyed working alongside all of the talented people at VAALCO and I want to thank not only them, but also the Board of Directors for their commitment and support. I know that I am leaving the Company in good hands with Steve, and I am confident that under his leadership, VAALCO will continue on its path of growth and success.”

When Mr. Gerry joined as VAALCO’s CEO in August 1997, the Company had a total of six employees and two consultants based in Houston and production of only 800 barrels of oil per day. Today, VAALCO has over 100 employees worldwide and has produced over 80 million barrels of oil.

Mr. Gerry presided over exploration and development of VAALCO’s key producing asset, the Etame Marin concession, offshore Gabon. Under his leadership, VAALCO expanded its portfolio of interests in West Africa to include the Mutumba Iroru Block onshore Gabon, Block 5 offshore Angola, and Block P in Equatorial Guinea. Mr. Gerry has managed the company through many financial and operating matters, always with a focus on creating shareholder value.

Mr. Gerry currently serves on the Board of Directors of Integrity Bank, an independent bank located in Houston, Texas and on the Board of Texas Children’s Hospital. Mr. Gerry is a member of the University of Texas Press Advisory Council. Mr. Gerry also served on the Board of Directors of Plains Exploration and Production Company from 2004 through December 31, 2010. From February 1994 until August 1997, Mr. Gerry served as Vice-Chairman of Nuevo Energy Company. Prior to being appointed Vice-Chairman of Nuevo, Mr. Gerry had served as President and Chief Operating Officer of Nuevo since its formation in March 1990. Mr. Gerry served as Senior Vice President of Energy Assets International Corporation from January 1989 until March 1990.

About VAALCO

VAALCO Energy, Inc. is a Houston based independent energy company principally engaged in the acquisition, exploration, development and production of crude oil. VAALCO’s strategy is to increase reserves and production through the exploration and exploitation of oil and natural gas properties with high emphasis on international opportunities. The company’s properties and exploration acreage are located primarily in Gabon, Angola and Equatorial Guinea in West Africa.

Investor Contact Gregory R. Hullinger Chief Financial Officer 713-623-0801	Media Contact Tim Lynch / Jed Repko Joele Frank, Wilkinson Brimmer Katcher 212-355-4449